UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

Filed by the Registrant
Filed by a party other than the Registrant

Check the appropriate box:
Preliminary Proxy Statement
Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
Definitive Proxy Statement
Definitive Additional Materials
Soliciting Material Pursuant to §240.14a-12

Toll Brothers, Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

No fee required.
Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1)	Title of each class of securities to which transaction applies:

(2)	Aggregate number of securities to which transaction applies:

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4)	Proposed maximum aggregate value of transaction:

(5)	Total fee paid:

Fee paid previously with preliminary materials.

Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1)	Amount previously paid:

(2)	Form, Schedule or Registration Statement No.:

(3)	Filing party:

(4)	Date filed:

Proceed to Contents

TOLL BROTHERS, INC.
250 Gibraltar Road
Horsham, Pennsylvania 19044

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
to be held on Tuesday, March 14, 2006

The 2006 Annual Meeting of Stockholders (the “Meeting”) of Toll Brothers, Inc. (the “Company”) will be held on Tuesday, March 14, 2006 at 12:00 p.m., at the offices of the Company, 250 Gibraltar Road, Horsham, Pennsylvania 19044, for the following purposes:

1.      To elect four directors to hold office until the 2009 Annual Meeting of Stockholders and until their respective successors are duly elected and qualified. (The terms of office of the other directors do not expire until 2007 or 2008.)

2.      To consider and approve the re-appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for the 2006 fiscal year.

3.      To transact such other business as may properly come before the Meeting or any adjournment or postponement thereof.

The Board of Directors has fixed the close of business on January 13, 2006 as the record date for the Meeting. Only stockholders of record at that time are entitled to notice of and to vote at the Meeting and any adjournment or postponement thereof.

The enclosed proxy is solicited by the Board of Directors of the Company. Reference is made to the attached proxy statement for further information with respect to the business to be transacted at the Meeting. The Board of Directors urges you to sign, date and return the enclosed proxy promptly, although you are cordially invited to attend the Meeting in person. The return of the enclosed proxy will not affect your right to vote in person if you do attend the Meeting.

MICHAEL I. SNYDER
Secretary

February 1, 2006

Back to Contents

Back to Contents

TOLL BROTHERS, INC.
250 Gibraltar Road
Horsham, Pennsylvania 19044

PROXY STATEMENT
For
Annual Meeting of Stockholders
Tuesday, March 14, 2006

GENERAL

This proxy statement is furnished in connection with the solicitation of proxies by the Board of Directors of Toll Brothers, Inc., a Delaware corporation (the “Company”), for use at the Company’s 2006 Annual Meeting of Stockholders (the “Meeting”), which will be held on the date, at the time and place, and for the purposes set forth in the foregoing notice, and any adjournment or postponement thereof. This proxy statement, the foregoing notice and the enclosed proxy are first being sent to stockholders of the Company on or about February 6, 2006.

The Board of Directors does not intend to bring any matter before the Meeting except as specifically indicated in the notice and does not know of anyone else who intends to do so. If any other matters properly come before the Meeting, however, the persons named in the enclosed proxy, or their duly constituted substitutes acting at the Meeting, will be authorized to vote or otherwise act thereon in accordance with their judgment on such matters. If the enclosed proxy is properly executed and returned to, and received by, the Company prior to voting at the Meeting, the shares represented thereby will be voted in accordance with the instructions marked thereon. In the absence of instructions, the shares will be voted “FOR” Proposal One, the nominees of the Board of Directors in the election of the four directors whose terms of office will extend until the 2009 Annual Meeting of Stockholders and until their respective successors are duly elected and qualified, and “FOR” Proposal Two, the re-appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for the 2006 fiscal year. Any proxy may be revoked at any time before its exercise by notifying the Secretary in writing, by delivering a duly executed proxy bearing a later date, or by attending the Meeting and voting in person.

Back to Contents

VOTING SECURITIES AND SECURITY OWNERSHIP

Shares Entitled To Vote, Required Vote and Quorum

The record date fixed by the Board of Directors for the determination of stockholders entitled to notice of and to vote at the Meeting is January 13, 2006 (the “Record Date”). At the close of business on the Record Date, there were 155,134,233 shares of the Company’s common stock outstanding and eligible to vote at the Meeting. The Company has no other class of voting securities outstanding. At the Meeting, stockholders will be entitled to one vote for each share of common stock owned of record at the close of business on the Record Date. The presence at the Meeting, in person or by proxy, of persons entitled to cast the votes of a majority of such outstanding shares of common stock will constitute a quorum for consideration of the matters expected to be voted on at the Meeting. Abstentions and broker non-votes represented by submitted proxies will be included in the calculation of the number of the shares present at the Meeting for the purposes of determining a quorum. “Broker non-votes” means shares held of record by a broker that are not voted because the broker has not received voting instructions from the beneficial owner of the shares and either lacks or declines to exercise the authority to vote the shares in its discretion.

Proposal One:     Directors are elected by a plurality and the four nominees who receive the most votes will be elected. Proposal One is considered a “routine” matter under the rules of the New York Stock Exchange (“NYSE”) and, accordingly, brokerage firms and nominees that are members of the NYSE have the authority under those rules to vote their customers’ unvoted shares on Proposal One if the customers have not furnished voting instructions within a specified period of time prior to the Meeting. Abstentions and broker non-votes will not be taken into account in determining the outcome of the election.

Proposal Two:     To be approved, this matter must receive the affirmative vote of the majority of the outstanding shares of common stock present in person or by proxy at the Meeting and entitled to vote. Proposal Two is considered a “routine” matter under the NYSE’s rules and, accordingly, brokerage firms and nominees that are members of the NYSE have the authority under those rules to vote their customers’ unvoted shares on Proposal Two if the customers have not furnished voting instructions within a specified period of time prior to the Meeting. Abstentions and broker non-votes represented by submitted proxies will have the effect of a negative vote.

Security Ownership of Principal Stockholders and Management

The following table sets forth certain information with respect to the holdings of: (1) each person known to the Company to be the beneficial owner of more than 5% of the common stock of the Company; (2) each director and nominee for director of the Company and each executive officer named in the Summary Compensation Table under “Executive Compensation”; and (3) all directors and executive officers of the Company as a group. This information is as of the Record Date, except as otherwise indicated. Each of the persons named in the table below as beneficially owning the shares set forth therein has sole voting power and sole investment power with respect to such shares, unless otherwise indicated.

Back to Contents

Name of Beneficial Owner	Amount and Nature of Beneficial Ownership (1)	Percent of Common Stock

Robert I. Toll (2)(3)	28,475,528	17.3%
Bruce E. Toll (2)(4)(5)	10,853,884	6.9%
Myron M. Kaplan (6)	10,552,368	6.8%
Zvi Barzilay	2,262,732	1.4%
Robert S. Blank	277,192	*
Edward G. Boehne	186,900	*
Richard J. Braemer	535,000	*
Roger S. Hillas	594,233	*
Carl B. Marbach (7)	393,302	*
Stephen A. Novick	67,800	*
Joel H. Rassman	1,249,502	*
Paul E. Shapiro	410,440	*
All directors and executive officers as
a group (11 persons)(3)(4)(8)	45,306,513	26.3%

*	Less than 1%

(1)
Shares issuable pursuant to options exercisable within 60 days after the Record Date are deemed to be beneficially owned. Accordingly, the information presented above includes the following numbers of shares of common stock underlying options held by the following individuals, and all directors and executive officers as a group: Robert I. Toll, 9,105,000 shares; Bruce E. Toll, 2,533,000 shares; Mr. Barzilay, 2,180,992 shares; Mr. Blank, 266,000 shares; Mr. Boehne, 186,000 shares; Mr. Braemer, 441,000 shares; Mr. Hillas, 393,000 shares; Mr. Marbach, 351,500 shares; Mr. Novick, 67,500 shares; Mr. Rassman, 1,041,792 shares; Mr. Shapiro, 369,000 shares; and all directors and executive officers as a group, 16,934,784 shares.

(2)	The address for Robert I. Toll and Bruce E. Toll is c/o Toll Brothers, Inc., 250 Gibraltar Road, Horsham, Pennsylvania 19044.

(3)
Includes 464,465 of the 516,072 shares of which Mr. Robert I. Toll elected to defer receipt under the Toll Brothers, Inc. Stock Award Deferral Plan. Because Mr. Toll may elect early distribution of all or a portion of the 516,072 shares at any time, subject to a 10% penalty, he is deemed to beneficially own 464,465 shares. Amount also includes 56,000 shares owned by the Robert and Jane Toll Foundation, of which Robert I. Toll is a trustee, with dispositive power, as to which he disclaims beneficial ownership.

(4)	Includes 2,500,000 shares owned directly or indirectly by The Bruce E. Toll Investment Trust, of which Mr. Bruce E. Toll is the sole beneficiary. See footnote (5) below.

(5)
The address of The Bruce E. Toll Investment Trust and Wendy Toll Topkis, sole trustee of The Bruce E. Toll Investment Trust, is c/o BET Investments, 2600 Philmont Avenue, Huntingdon Valley, PA 19006. Bruce E. Toll and Ms. Topkis share voting and dispositive power over the shares owned by The Bruce E. Toll Investment Trust. Ms. Topkis disclaims beneficial ownership of the 2,500,000 shares held by The Bruce E. Toll Investment Trust.

(6)
Based on a Schedule 13G filed with the Securities and Exchange Commission on February 8, 2005, which states that the address of Myron M. Kaplan is c/o Kaplan Nathan and Mayfair, PO Box 385, Leonia, New Jersey 07605, and that Mr. Kaplan has sole voting and dispositive power with respect to 10,002,368 shares and shared voting and dispositive power with respect to 550,000 shares.

Back to Contents

(7)
Includes an aggregate of 9,400 shares beneficially owned by individual retirement accounts (“IRAs”) for the benefit of Mr. Marbach and his wife. Mr. Marbach disclaims beneficial ownership of the 4,700 shares held by his wife’s IRA.

(8)
The Board of Directors, after reviewing the functions of all of the Company’s officers, both in terms of designated functions and functions actually performed, has determined that, for purposes of Section 16 of the Securities Exchange Act of 1934 (and the rules thereunder) and Regulation S-K of the Securities and Exchange Commission, only the Chief Executive Officer, Chief Operating Officer, and Executive Vice President/Chief Financial Officer (and the Chief Accounting Officer for purposes of Section 16) are deemed to be officers or executive officers of the Company for reporting purposes under those provisions, respectively.

PROPOSAL ONE

ELECTION OF DIRECTORS FOR TERMS ENDING 2009

At the Meeting, the stockholders will elect four directors to hold office until the 2009 Annual Meeting of Stockholders and until their respective successors have been duly elected and qualified. The Company’s Board of Directors is divided into three classes serving staggered three-year terms, with the term of one class of directors expiring each year. The directors whose three-year terms of office expire at the Meeting are Messrs. Robert S. Blank, Roger S. Hillas, Stephen A. Novick and Paul E. Shapiro.

The Board of Directors, upon the recommendation of the Nominating and Corporate Governance Committee, has nominated Messrs. Robert S. Blank, Roger S. Hillas, Stephen A. Novick and Paul E. Shapiro to serve again as directors until the 2009 Annual Meeting of Stockholders and until their respective successors have been duly elected and qualified. Each nominee has indicated a willingness to continue to serve as a director. Should a nominee become unavailable to accept election as a director, the persons named in the enclosed proxy will vote the shares that such proxy represents for the election of such other person as the Board of Directors may nominate on the recommendation of the Nominating and Corporate Governance Committee.

Set forth below is certain information concerning each nominee for election as a director at the Meeting and each director whose current term of office will continue after the Meeting.

Name	Age	Director Since	Term Expires	Position(s) with the Company

Robert I. Toll	65	1986	2008	Chairman of the Board and Chief Executive Officer
Bruce E. Toll	62	1986	2008	Vice Chairman of the Board
Zvi Barzilay	59	1994	2007	President, Chief Operating Officer and Director
Robert S. Blank	65	1986	2006	Director
Edward G. Boehne	65	2000	2007	Director
Richard J. Braemer	64	1986	2007	Director
Roger S. Hillas	78	1988	2006	Director
Carl B. Marbach	64	1991	2007	Director
Stephen A. Novick	65	2003	2006	Director
Joel H. Rassman	60	1996	2008	Executive Vice President, Chief Financial Officer, Treasurer and Director
Paul E. Shapiro	64	1993	2006	Director

Robert I. Toll co-founded the Company’s predecessors’ operations with his brother, Bruce E. Toll, in 1967. He has been a member of the Board of Directors since the Company’s inception in

Back to Contents

May 1986. His principal occupation since the Company’s inception has been as Chief Executive Officer of the Company.

Bruce E. Toll, the brother of Robert I. Toll, has been a member of the Board of Directors since the Company’s inception in May 1986 and served as its President until April 1998 and Chief Operating Officer until November 1998. He is a member of the Public Debt and Equity Financing Committee. He is the founder and president of BET Investments, a commercial real estate company and the owner of several car dealerships. He is a member of the Board of Directors of UbiquiTel, Inc. He was also a member of the Board of Directors of Assisted Living Concepts, Inc. until December 2001. In October 2001, Assisted Living Concepts, Inc. filed a Chapter 11 bankruptcy petition.

Zvi Barzilay has been a member of the Board of Directors since June 1994. Mr. Barzilay joined the Company’s predecessor in 1980 as a project manager, was appointed a Vice President of the Company in 1983 and held the position of Executive Vice President-Operations from September 1989 until October 1992 when he was appointed to the position of Executive Vice President of the Company. In April 1998, Mr. Barzilay was appointed to the position of President and in November 1998 he was appointed to the additional position of Chief Operating Officer.

Robert S. Blank has been a member of the Board of Directors since September 1986. Mr. Blank is a member of the Nominating and Corporate Governance Committee and the Public Debt and Equity Financing Committee. For more than the past five years, Mr. Blank has been Co-Chairman and Co-Chief Executive Officer of Whitney Communication Company and Senior Partner of Whitcom Partners. Whitney Communications Company and Whitcom Partners own daily and non-daily newspapers and other publications and formerly owned broadcast television stations, radio stations and cable television stations. Mr. Blank is a member of the Board of Directors and Chairman of the Audit Committee of Advanta Corp.

Edward G. Boehne has been a member of the Board of Directors since July 2000. Mr. Boehne is the Chairman of the Nominating and Corporate Governance Committee and a member of the Audit Committee. From 1981 until his retirement in May 2000, Mr. Boehne was the President of the Federal Reserve Bank of Philadelphia. Mr. Boehne is a member of the Board of Directors of Beneficial Savings Bank (and certain of its affiliated holding companies), Penn Mutual Life Insurance Co. and AAA Mid-Atlantic, Inc. (and certain of its insurance company subsidiaries). Mr. Boehne is also a member of the Board of Directors of, and a Senior Economic Advisor to, the Haverford Trust Company.

Richard J. Braemer has been a member of the Board of Directors since September 1986. Mr. Braemer is the chairman of the Public Debt and Equity Financing Committee. For more than the past five years, Mr. Braemer has been a partner in the Philadelphia law firm of Ballard, Spahr, Andrews & Ingersoll, LLP.

Roger S. Hillas has been a member of the Board of Directors since April 1988. Mr. Hillas is a member of the Audit Committee. From July 1988 until his retirement in December 1992, Mr. Hillas was Chairman and Chief Executive Officer of Meritor Savings Bank. Prior to July 1988, Mr. Hillas was Chairman of PNC Financial Corp. and of Provident National Bank.

Carl B. Marbach has been a member of the Board of Directors since December 1991. Mr. Marbach is the Chairman of the Executive Compensation Committee and a member of the Audit Committee. Since January 2004, Mr. Marbach has been president of Greater Marbach Airlines, Inc. and Florida Professional Aviation, Inc., companies that provide aviation services and consulting. From January 1995 to January 2004, Mr. Marbach was President of Internetwork Publishing Corp., an electronic publisher, which he founded.

Stephen A. Novick has been a member of the Board of Directors since January 2003. Mr. Novick is a member of the Executive Compensation Committee and the Nominating and Corporate Governance Committee. In January 2005, Mr. Novick became Senior Advisor for The Andrea and Charles Bronfman Philanthropies. Since January 2005, Mr. Novick has been a consultant to Grey

Back to Contents

Global Group, a marketing communications company. For more than the five years prior to his retirement in December 2004, Mr. Novick was Chief Creative Officer- Worldwide, and from April 2000 to December 2004, had been Vice Chairman, of Grey Global Group. Mr. Novick is also a member of the Board of Directors of Ark Restaurant Corp.

Joel H. Rassman has been a member of the Board of Directors since September 1996. Mr. Rassman joined the Company’s predecessor in 1984 as Senior Vice President, Treasurer and Chief Financial Officer. Mr. Rassman was appointed Executive Vice President in June 2002. Mr. Rassman continues to serve as Executive Vice President, Treasurer and Chief Financial Officer of the Company.

Paul E. Shapiro has been a member of the Board of Directors since December 1993. Mr. Shapiro is the Chairman of the Audit Committee. Since June 30, 2004, Mr. Shapiro has been Chairman of the Board of Q Capital Strategies, LLC, a life settlement company. From January 1, 2004 to June 30, 2004, Mr. Shapiro was Senior Vice President of MacAndrews & Forbes Holdings, Inc., a private holding company of operating businesses. From June 2001 to December 2003, Mr. Shapiro was Executive Vice President and Chief Administrative Officer of Revlon Inc. From June 1998 to June 2001, Mr. Shapiro was Executive Vice President and Chief Administrative Officer of Sunbeam Corp.

Meetings and Committees of the Board of Directors

The Board of Directors held five formal meetings during the Company’s last fiscal year.

The Board of Directors currently has an Audit Committee, an Executive Compensation Committee, a Nominating and Corporate Governance Committee and a Public Debt and Equity Financing Committee. To better serve the needs of the Company, the Board of Directors reorganized the committee structure on September 8, 2005. The following committees were either eliminated or merged into one of the current committees: the Toll Brothers Realty Trust Committee, the Subordinated Debt Repurchase Authorization Committee, the Shelf Terms Committee, the Deferred Compensation Plan Committee, the Employee Stock Purchase Plan Committee, the Special Transactions Committee and the Real Estate Utilization Committee.

The Audit Committee is currently composed of and for the entire 2005 fiscal year was composed of Edward G. Boehne, Roger S. Hillas, Carl B. Marbach and Paul E. Shapiro (Chairman), each of whom has been determined by the Board of Directors to meet the standards of independence required of audit committee members by the NYSE and applicable Securities and Exchange Commission (“SEC”) rules. For more information on the NYSE standards for independence, see “Corporate Governance-Director Independence” in this proxy statement. The Board of Directors has further determined that (1) all members of the Audit Committee are financially literate, and (2) Edward G. Boehne possesses accounting and related financial management expertise within the meaning of the listing standards of the NYSE, and is an audit committee financial expert within the meaning of the applicable SEC rules.

The Audit Committee assists the Company’s Board of Directors in fulfilling its responsibilities relating to the integrity of the Company’s financial statements, the Company’s compliance with legal and regulatory requirements, the qualifications and independence of the independent registered public accounting firm, and the performance of the Company’s internal audit function and independent audits. The Audit Committee also has the responsibility and authority for the appointment, compensation, retention, evaluation, termination and oversight of the independent registered public accounting firm, and pre-approval of audit and permissible non-audit services provided by the independent registered public accounting firm. The Audit Committee held four formal meetings during the last fiscal year, all of which were attended by representatives from Ernst & Young, LLP, the Company’s independent registered public accounting firm, to consider the scope of the annual audit and issues of accounting policy and internal control. The Chairman of the Audit Committee also met telephonically with Company management and representatives from Ernst & Young LLP several times during the fiscal year.

Back to Contents

The Executive Compensation Committee is currently composed of and for the entire 2005 fiscal year was composed of Carl B. Marbach (Chairman) and Stephen A. Novick, each of whom has been determined by the Board of Directors to meet the NYSE’s standards for independence. In addition, each committee member is a “Non-Employee Director” as defined in Rule 16b-3 under the Securities Exchange Act of 1934 and an “outside director” as defined for purposes of Section 162(m) of the Internal Revenue Code of 1986, as amended. The Executive Compensation Committee administers (in some cases along with the Board of Directors) the Toll Brothers, Inc. Cash Bonus Plan (the “Cash Bonus Plan”), the Toll Brothers, Inc. Executive Officer Cash Bonus Plan (the “Executive Officer Cash Bonus Plan”), the Toll Brothers, Inc. Stock Award Deferral Plan (the “Stock Deferral Plan”), the Stock Incentive Plan (1998) (the “1998 Plan”), and the Supplemental Executive Retirement Plan. It also administers the Amended and Restated Stock Option Plan (1986) (the “1986 Plan”), the Key Executives and Non-Employee Directors Stock Option Plan (1993) (the “1993 Plan”), and the Stock Option and Incentive Plan (1995) (the “1995 Plan”), which plans are inactive except for exercises of existing stock option grants. The Executive Compensation Committee held four formal meetings during the past fiscal year.

The Nominating and Corporate Governance Committee is currently composed of and for the entire 2005 fiscal year was composed of Edward G. Boehne (Chairman), Robert S. Blank and Stephen A. Novick, each of whom has been determined by the Board of Directors to meet the NYSE’s standards for independence. The Nominating and Corporate Governance Committee is responsible for, among other things, the recommendation to the Board of Directors of director nominees for election to the Board of Directors, the evaluation of the size of the Board of Directors, the evaluation and recommendation to the Board of Directors of the compensation of the non-employee directors, the establishment and updating of corporate governance guidelines and acting on behalf of the Board of Directors with respect to certain administrative matters. The Nominating and Corporate Governance Committee held four formal meetings during the past fiscal year.

The Public Debt and Equity Financing Committee is composed of Richard J. Braemer (Chairman), Robert S. Blank and Bruce E. Toll. The Public Debt and Equity Financing Committee’s primary responsibility is to carry out any functions previously approved by the Board of Directors relating to the authorization, terms, sale, registration or repurchase of debt securities of the Company or its affiliates. This committee did not meet during the last fiscal year.

Prior to being eliminated or merged by the Board of Directors on September 8, 2005, the Real Estate Utilization Committee, the Shelf Terms Committee, the Special Transactions Committee, the Toll Brothers Realty Trust Committee, the Subordinated Debt Repurchase Authorization Committee, the Deferred Compensation Plan Committee and the Employee Stock Purchase Plan Committee did not meet during the last fiscal year.

Each director attended at least 75% of the meetings of the Board of Directors and its committees of which he was a member during the last fiscal year.

Compensation of Directors

Each independent director receives $5,000 for each full-day Board meeting he attends, $2,500 for each half-day meeting he attends and $1,750 for each telephonic meeting or committee meeting in which he participates. In addition, each non-management director receives an annual grant of options for 15,000 shares of the Company’s common stock under the 1998 Plan. Each member of the Audit Committee and each member of the Nominating and Corporate Governance Committee, other than the chairmen of those committees, receives an annual grant of options for 1,000 shares of common stock and 100 shares of restricted common stock. The chairman of each of those committees receives an annual grant of options for 1,000 shares of common stock and 200 shares of restricted common stock. Each member of the Executive Compensation Committee and each member of the Public Debt and Equity Financing Committee, other than the chairman of the Executive Compensation Committee, receives an annual grant of options for 500 shares of common stock. The chairman of the Executive Compensation Committee receives an annual grant of options for 500 shares of common stock and 100 shares of restricted common stock.

Back to Contents

Effective November 1, 2004, the Company and Mr. Bruce E. Toll entered into an Advisory and Non-Competition Agreement (the “Advisory Agreement”). The Advisory Agreement provides, among other things, that (a) the Company will retain Mr. Bruce E. Toll as Special Advisor to the Chairman for a period of three years at compensation of $675,000 per year, (b) he will be paid $675,000 for each of three years following the term (or termination) of the Advisory Agreement so long as he does not violate certain non-competition and other provisions, and (c) he will be entitled to group health insurance of the type and amount currently being provided to Company executives. In addition, Mr. Bruce E. Toll was designated a participant in the Company’s Supplemental Executive Retirement Plan (“SERP”), with a $230,000 benefit for 20 years, principally because of the suspension of premium payments in fiscal 2003 on behalf of Mr. Bruce E. Toll in the Company’s split-dollar life insurance program due to the Sarbanes-Oxley Act of 2002; however, the Board of Directors conditioned his participation in the SERP on his execution of the Advisory Agreement. In fiscal 2005, Mr. Bruce E. Toll received imputed income of $10,100 for the term life portion of a split-dollar life insurance policy, and the Company accrued $1,778,004 for his benefit under the SERP. In addition, the Advisory Agreement contains an undertaking by Mr. Bruce E. Toll that he will not be entitled to payments under the SERP until the end of the three-year non-competition period of the Advisory Agreement. The Advisory Agreement effectively replaced a Consulting and Non-Competition Agreement which expired on October 31, 2004.

During fiscal 2005, the Company provided Bruce E. Toll additional perquisites with an estimated value of approximately $28,866. Such perquisites include group health insurance, country club dues, and contributions to the Company’s 401(k) plan. It is expected that the provision of perquisites like these will continue in fiscal 2006.

THE BOARD OF DIRECTORS RECOMMENDS VOTING “FOR” THE ELECTION OF
ROBERT S. BLANK, ROGER S. HILLAS, STEPHEN A. NOVICK AND PAUL E. SHAPIRO

PROPOSAL TWO

APPROVAL OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee has re-appointed, subject to stockholder approval, Ernst & Young LLP, independent registered public accounting firm, to audit the consolidated financial statements of the Company for the fiscal year ending October 31, 2006. Ernst & Young LLP has audited the Company’s consolidated financial statements since 1984.

Representatives of Ernst & Young LLP are expected to be present at the Meeting, will be afforded the opportunity to make a statement if they desire to do so, and are expected to be available to respond to appropriate questions.

The Company has been advised by Ernst & Young LLP that neither the firm, nor any member of the firm, has any financial interest, direct or indirect, in any capacity in the Company or its subsidiaries.

Back to Contents

The following table sets forth the fees paid to Ernst & Young LLP for professional services for each of the two fiscal years ended October 31, 2005 and 2004:

	2005	2004

Audit Fees (1)	$964,495	$339,659
Audit-Related Fees (2)	186,050	182,342
Tax Fees (3)	50,000	4,871
All Other Fees		1,700

	$1,200,545	$528,571

(1)
“Audit Fees” include fees billed for (a) the audit of Toll Brothers, Inc. and its consolidated subsidiaries, (b) the review of quarterly financial information, (c) the stand-alone audits of certain of its subsidiaries, (d) the issuance of consents in various filings with the SEC, and (e) the issuance of comfort letters to underwriters in connection with various debt offerings.

(2)
“Audit-Related Fees” include fees billed for (a) audits of various joint ventures and the Toll Brothers Realty Trust Group, and (b) assistance provided during fiscal 2004 in preparing for Section 404 reporting pursuant to the Sarbanes-Oxley Act of 2002.

(3)	“Tax Fees” include fees billed for consulting on tax planning matters.

The Audit Committee negotiates the annual audit fee directly with the Company’s independent auditors. The Audit Committee also establishes pre-approved limits for which the Company’s management can engage the Company’s independent auditors for specific services. Any work which exceeds these pre-approved limits in a quarter requires the advance approval of the Audit Committee. Each quarter the Audit Committee reviews and approves all work done by the independent auditors during the previous quarter and re-establishes the pre-approved limits for the current quarter. All fees were approved by the Audit Committee for fiscal 2005.

THE BOARD OF DIRECTORS RECOMMENDS VOTING “FOR” PROPOSAL TWO

CORPORATE GOVERNANCE

The Company operates within a comprehensive plan of corporate governance for the purpose of defining independence, assigning responsibilities, setting high standards of professional and personal conduct and assuring compliance with such responsibilities and standards. The Company regularly monitors developments in the area of corporate governance.

Director Independence

The standards applied by the Board of Directors in affirmatively determining whether a director is “independent,” in compliance with the rules of the NYSE, generally provide that a director is not independent if: (1) the director is, or has been within the last three years, an employee of the Company, or an immediate family member (defined as including a person’s spouse, parents, children, siblings, mothers- and fathers-in-law, sons- and daughters-in-law, brothers- and sisters-in-law, and anyone, other than domestic employees, who shares such person’s home) is, or has been within the last three years, an executive officer, of the Company; (2) the director has received, or has an immediate family member who has received, during any twelve-month period within the last three years, more than $100,000 per year in direct compensation from the Company, other than director and committee fees and pension or other forms of deferred compensation for prior service (provided such compensation is not contingent in any way on continued service); (3) (A) the director or an immediate family member is a current partner of a firm that is the Company’s internal or external auditor; (B) the director is a current employee of such a firm; (C) the director

Back to Contents

has an immediate family member who is a current employee of such a firm and who participates in the firm’s audit, assurance or tax compliance (but not tax planning) practice; or (D) the director or an immediate family member was within the last three years (but is no longer) a partner or employee of such a firm and personally worked on the Company’s audit within that time; (4) the director or an immediate family member is, or has been within the last three years, employed as an executive officer of another company where any of the Company’s present executive officers at the same time serves or served on that company’s compensation committee; (5) the director is a current employee, or an immediate family member is a current executive officer, of a company that has made payments to, or received payments from, the Company for property or services in an amount which, in any of the last three fiscal years, exceeds the greater of $1 million, or 2% of such other company’s consolidated gross revenues, and (6) the director or an immediate family member is, or within the past three years has been, an affiliate of, another company in which, in any of the last three years, any of the Company’s present executive officers directly or indirectly either (a) owned more than five percent (5%) of the total equity interests of such other company, or (b) invested or committed to invest more than $900,000 in such other company. In addition to these objective standards, the Board of Directors has adopted a general standard, also in compliance with the NYSE rules, to the effect that no director qualifies as “independent” unless the Board of Directors affirmatively determines that the director has no material relationship with the Company.

The Board of Directors, in applying the above-referenced standards, has affirmatively determined that the Company’s current “independent” directors are: Robert S. Blank, Edward G. Boehne, Richard J. Braemer, Roger S. Hillas, Carl B. Marbach, Stephen A. Novick and Paul E. Shapiro. As part of the Board’s process in making such determination, each such director provided written assurances that (a) all of the above-cited objective criteria for independence are satisfied and (b) he has no other “material relationship” with the Company that could interfere with his ability to exercise independent judgment.

Independent and Non-Management Directors

•	A majority of the members of the Company’s Board of Directors have been determined to meet the NYSE’s standards for independence. See “Director Independence,” above.

•
The Company’s independent directors and non-management directors hold formal meetings separate from management. Edward G. Boehne is currently acting as chairman at meetings of the independent directors and the non-management directors. During fiscal 2005, the independent directors met four times and the non-management directors met once.

Audit Committee

•
All members of the Audit Committee have been determined to meet the standards of independence required of audit committee members by the NYSE and applicable SEC rules. See “Director Independence,” above.

•
The Board of Directors has determined that all members of the Audit Committee are financially literate. Further, the Board of Directors has determined that Edward G. Boehne possesses accounting or related financial management expertise within the meaning of the listing standards of the NYSE, and is an audit committee financial expert within the meaning of the applicable SEC rules.

•
The Audit Committee operates under a formal charter adopted by the Board of Directors that governs its duties and conduct. The charter is reproduced as Addendum A to this proxy statement. Additional copies of the charter can be obtained free of charge from the Company’s website, www.tollbrothers.com, by written request to the Company at the address appearing on the first page of this proxy statement to the attention of Director of Investor Relations or by calling (215) 938-8000.

•	Ernst & Young LLP, the Company’s independent registered public accounting firm, reports directly to the Audit Committee.

Back to Contents

•	The Company’s internal audit group reports directly to the Audit Committee.

•
The Audit Committee, consistent with the Sarbanes-Oxley Act of 2002 and the rules adopted thereunder, meets with management and the Company’s independent registered public accounting firm prior to the filing of officers’ certifications with the SEC to receive information concerning, among other things, significant deficiencies in the design or operation of the Company’s internal control over financial reporting.

•
The Audit Committee has adopted a Complaint Monitoring Procedure Policy to enable confidential and anonymous reporting to the Audit Committee of concerns regarding questionable accounting or auditing matters.

Executive Compensation Committee

•
All members of the Executive Compensation Committee have been determined to meet the appropriate NYSE standards for independence. See “Director Independence” above. Further, each member of the Executive Compensation Committee is a “Non-Employee Director” as defined in Rule 16b-3 under the Securities Exchange Act of 1934 and an “outside director” as defined for purposes of Section 162(m) of the Internal Revenue Code of 1986, as amended.

•
The Executive Compensation Committee operates under a formal charter adopted by the Board of Directors that governs its duties and standards of performance. The charter is reproduced as Addendum B to this proxy statement. Additional copies of the charter can be obtained free of charge from the Company’s website, www.tollbrothers.com, by written request to the Company at the address appearing on the first page of this proxy statement to the attention of Director of Investor Relations or by calling (215) 938-8000.

Nominating and Corporate Governance Committee

•	All members of the Nominating and Corporate Governance Committee have been determined to meet the NYSE standards for independence. See “Director Independence,” above.

•
The Nominating and Corporate Governance Committee operates under a formal charter that governs its duties and standards of performance. The charter is reproduced as Addendum C to this proxy statement. Additional copies of the charter can be obtained free of charge from the Company’s website, www.tollbrothers.com, by written request to the Company at the address appearing on the first page of this proxy statement to the attention of Director of Investor Relations or by calling (215) 938-8000.

•
The Nominating and Corporate Governance Committee considers candidates for Board membership suggested by its members and other Board members, as well as by management and stockholders. A stockholder who wishes to recommend a prospective nominee for the Board should follow the procedures described in this proxy statement under the caption “Procedures for Nominating or Recommending for Nomination Candidates for Director.” Once the Nominating and Corporate Governance Committee has identified prospective nominees, background information is elicited about the candidates, following which they are investigated, interviewed and evaluated by the Committee, which, then, reports to the Board of Directors. No distinctions are made as between internally-recommended candidates and those recommended by stockholders. All candidates shall, at a minimum, possess a background that includes a solid education, extensive business experience and the requisite reputation, character, integrity, skills, judgment and temperament, which, in the Nominating and Corporate Governance Committee’s judgment, have prepared him or her for dealing with the multi- faceted financial, business and other issues that confront a board of directors of a corporation with the size, complexity, reputation and success of the Company.

Back to Contents

Corporate Governance Guidelines

•
The Company has adopted a set of Corporate Governance Guidelines, including specifications for director qualification and responsibility. The guidelines can be obtained free of charge from the Company’s website, www.tollbrothers.com, by written request to the Company at the address appearing on the first page of this proxy statement to the attention of Director of Investor Relations or by calling (215) 938-8000.

Codes of Business Conduct and Ethics

•
Management has adopted a Code of Ethics for Principal Executive Officer and Senior Financial Officers, violations of which may be reported to the Audit Committee. Copies of the code and any waiver or amendment to such code can be obtained free of charge from the Company’s website, www.tollbrothers.com, by written request to the Company at the address appearing on the first page of this proxy statement to the attention of Director of Investor Relations or by calling (215) 938-8000.

•
The Company operates under an omnibus Code of Ethics and Business Conduct that includes provisions ranging from restrictions on gifts to conflicts of interest. All employees are required to affirm in writing their acceptance of the code. Copies of the code can be obtained free of charge from the Company’s website, www.tollbrothers.com, by written request to the Company at the address appearing on the first page of this proxy statement to the attention of Director of Investor Relations or by calling (215) 938-8000.

Personal Loans to Executive Officers and Directors

The Company complies with and operates in a manner consistent with applicable law prohibiting extensions of credit in the form of personal loans to or for the benefit of its directors and executive officers.

Directors Attendance at Annual Meetings of Stockholders

It is the policy of the Company’s Board of Directors that all directors attend annual meetings of stockholders except where the failure to attend is due to unavoidable circumstances or conflicts discussed in advance by the director with the Chairman of the Board. All members of the Board of Directors attended the Company’s 2005 Annual Meeting of Stockholders.

Communication With the Board of Directors

A stockholder who wishes to communicate with the Board of Directors, or specific individual directors, including the chairman of the non-management directors or the non-management directors as a group, may do so by directing a written request addressed to such directors or director in care of General Counsel, Toll Brothers, Inc., at the address appearing on the first page of this proxy statement. Communications directed to members of the Board who are not non- management directors will be relayed to the intended Board member(s) except to the extent that it is deemed unnecessary or inappropriate to do so pursuant to the procedures established by a majority of the independent directors. Communications directed to non-management directors will be relayed to the intended Board member(s) except to the extent that doing so would be contrary to the instructions of the non-management directors. Any communication so withheld will nevertheless be made available to any non-management director who wishes to review it.

Back to Contents

EXECUTIVE COMPENSATION

Summary Compensation Table

The following table sets forth the cash and non-cash compensation for each of the last three fiscal years awarded to or earned by the Chief Executive Officer of the Company and the other executive officers of the Company.

		Annual Compensation			Long Term Compensation Awards

Name and Principal Positions	Fiscal Year	Salary($)	Bonus($)	Other Annual Compensation ($)	Securities Underlying Options (#)(1)	All Other Compensation ($)(6)

Robert I. Toll	2005	1,300,000	27,322,547	59,234	500,000	357,341
Chairman of the Board	2004	1,300,000	30,402,451	78,217	500,000	6,128,546
and Chief Executive	2003	1,150,000	20,293,565	76,771	500,000	22,286
Officer(2)(5)

Zvi Barzilay	2005	1,000,000	1,400,000		240,000	847,950
Chief Operating Officer	2004	1,000,000	1,000,000		254,000	158,772
and President(3)	2003	1,000,000	550,000		250,000	19,863

Joel H. Rassman	2005	1,000,000	1,000,000		116,000	1,094,164
Executive Vice President,	2004	990,384	600,000		114,000	198,780
Chief Financial Officer	2003	934,615	270,000		110,000	18,447
and Treasurer(3)(4)

(1)	All share amounts have been adjusted to reflect a two-for-one stock split distributed on July 8, 2005.

(2)
The bonus listed for Robert I. Toll for fiscal 2005 was earned in fiscal 2005 and was paid in a combination of common stock of the Company and cash pursuant to the terms of the Cash Bonus Plan and the 1998 Plan. The bonuses listed for Robert I. Toll for fiscal 2004 and 2003 were earned in the fiscal year reported and were paid in common stock of the Company pursuant to the terms of the Cash Bonus Plan and the 1998 Plan. The amounts listed are: (a) the fair market value of 296,099 bonus award shares as of October 31, 2005 plus $16,393,528 of cash in the case of the fiscal 2005 bonus; (b) the fair market value of bonus award shares as of October 31, 2004 in the case of the fiscal 2004 bonus; and (c) the fair market value of bonus award shares as of October 31, 2003 in the case of the fiscal 2003 bonus. Had the bonuses been paid solely in cash, Robert I. Toll would have received $27,322,547 for the 2005 cash bonus, $13,756,967 for the 2004 cash bonus and $10,638,422 for the 2003 cash bonus. Under the terms of the Stock Deferral Plan, Mr. Toll elected to defer receipt of his 2001 bonus award shares. In December 2005, Mr. Toll received 480,164 shares of his 2001 bonus award shares.

(3)
The bonuses listed for Mr. Barzilay and Mr. Rassman for fiscal 2005, 2004 and 2003 represent amounts earned in the fiscal year in which they are reported. Mr. Barzilay elected to defer receipt of $200,000 of his 2004 bonus and $100,000 of his 2003 bonus under the terms of the Company’s Non-Qualified Deferred Compensation Plan. Mr. Rassman elected to defer $150,000 of his 2005 bonus, $100,000 of his 2004 bonus and $135,000 of his 2003 bonus under the terms of the Company’s Non-Qualified Deferred Compensation Plan. The amount of interest earned on deferred compensation in excess of 120% of the Long-Term Applicable Federal Rate is included under “All Other Compensation.” See footnote (6) below.

(4)	Under the terms of an agreement dated June 30, 1988 between the Company and Mr. Rassman, in the event of Mr. Rassman’s termination by the Company without cause, any material

Back to Contents

reduction or material adverse change in Mr. Rassman’s duties, the removal of certain fringe benefits or any failure by the Company to provide Mr. Rassman with compensation, including salary and bonus, in an amount not less than $350,000 and the exercise of an election by Mr. Rassman to terminate his employment, Mr. Rassman will receive $250,000, and, in certain instances, an additional amount equal to the difference between $350,000 and his actual compensation during a specified period prior to his termination.

(5)
Of the amounts included under “Other Annual Compensation”, $11,981, $8,590 and $19,819 represent the estimated cost of income tax and financial statement preparation services provided during fiscal 2005, 2004 and 2003, respectively. The remaining amounts represent the estimated value of perquisites provided by the Company including health, disability and life insurance, auto and gas allowances, auto insurance, country club dues, telephone and internet services and other miscellaneous items.

(6)	The following table provides a breakdown of the amounts paid or accrued to each individual listed under “All Other Compensation” during the fiscal year indicated:

Fiscal 2005:
	Robert I.	Zvi	Joel H.
	Toll	Barzilay	Rassman

Supplemental employee retirement benefit expense (7)	$333,046	$821,038	$1,069,272
Split-dollar life insurance policy (8)
Term	13,495	5,610	4,772
Non-term	—	—	—
Contribution to 401(k) Plan (9)	10,800	10,800	10,800
Excess interest on deferred compensation (3)		10,502	8,070
Other (10)			1,250

	$357,341	$847,950	$1,094,164

Fiscal 2004:
	Robert I.	Zvi	Joel H.
	Toll	Barzilay	Rassman

Supplemental employee retirement benefit expense (7)	$6,104,497	$135,627	$176,771
Split-dollar life insurance policy (8)
Term	13,507	4,638	3,423
Non-term	—	—	—
Contribution to 401(k) Plan (9)	10,542	10,542	10,542
Excess interest on deferred compensation (3)		7,965	6,794
Other (10)			1,250

	$6,128,546	$158,772	$198,780

Fiscal 2003:
	Robert I.	Zvi	Joel H.
	Toll	Barzilay	Rassman

Split-dollar life insurance policy(8)
Term	$11,984	$4,177	$3,118
Non-term	—	—	—
Contribution to 401(k) Plan (9)	10,302	10,302	10,302
Excess interest on deferred compensation (3)		5,384	3,777
Other (10)			1,250

	$22,286	$19,863	$18,447

(7)	In fiscal 2004, the Company adopted an unfunded supplemental employee retirement program (“SERP”). Under the terms of the SERP, each participant is entitled to an annual benefit for a

Back to Contents

period of 20 years after (a) the completion of 20 years of service and (b) reaching “normal retirement age”, which age is 62. As of the effective date of the SERP, all participants had completed 20 years of service with the Company. The SERP provides for annual benefits of $500,000 for Robert I. Toll, $260,000 for Zvi Barzilay and $250,000 for Joel H. Rassman. The expense shown for each individual in the table above represents the accrual of benefits for the individual under the SERP.

(8)
In fiscal 2003, the Company suspended premium payments under the split-dollar life insurance program for these executives based on provisions of the Sarbanes-Oxley Act of 2002. The Company terminated the program in fiscal 2005.

(9)	This amount represents the Company’s contribution and matching payment under its 401(k) salary deferred savings plan.

(10)	This amount represents directors’ fees paid by a subsidiary of the Company.

Option Grants in the Last Fiscal Year(1)(2)

	Number of Securities Underlying Options Granted(3)	% of Total Options Granted to Employees in Fiscal Year	Exercise Price ($/sh)	Expiration Date	Potential Realizable Value at Assumed Annual Rates of Stock Price Appreciation for Option Term ($)

Name					5%(4)	10%(4)

Robert I. Toll	500,000	18.3%	32.55	12/20/2014	10,235,260	25,938,159
Zvi Barzilay	240,000	8.7%	32.55	12/20/2014	4,912,925	12,450,316
Joel H. Rassman	116,000	4.2%	32.55	12/20/2014	2,374,580	6,017,653

(1)	No stock appreciation rights (“SARs”) were granted.

(2)	All share and per share amounts have been adjusted to reflect a two-for-one stock split distributed on July 8, 2005.

(3)
These options become exercisable starting on the first anniversary of the grant, with 25% becoming exercisable at that time and 25% becoming exercisable on each of the second, third and fourth anniversary dates.

(4)
These amounts represent assumed rates of appreciation and are not intended to forecast future appreciation in the price of the Company’s common stock. Actual gains, if any, on stock option exercises are dependent on the future performance of the Company’s stock. There can be no assurance that the amounts reflected in these columns will be achieved or, if achieved, that they will exist at the time of any option exercise. The aggregate appreciation in value of all shares of the Company’s common stock outstanding on October 31, 2005, based on the assumed 5% and 10% rates of appreciation over the closing price of $36.91 per share of the Company’s common stock on the NYSE on the last trading day of the Company’s 2005 fiscal year, and based upon the average remaining life of the grants issued in fiscal 2005, would be approximately $3.21 billion at the assumed 5% rate of appreciation and $7.95 billion at the assumed 10% rate of appreciation.

Back to Contents

Aggregated Option Exercises in Last Fiscal Year and Fiscal Year End Option Values(1)(2)

The following table sets forth certain information with regard to the aggregated option exercises in the fiscal year ended October 31, 2005 and the option values as of the end of that year for the Chief Executive Officer and the other executive officers of the Company.

Name	Shares Acquired on Exercise (#)	Value Realized($)	Number of Securities Underlying Unexercised Options at Fiscal Year- End(#) Exercisable (E) Unexercisable (U)		Value of Unexercised In-The-Money Options at Fiscal Year-End($)(3) Exercisable (E) Unexercisable (U)

Robert I. Toll	292,000	12,267,270	8,480,000	(E)	256,748,355	(E)
			1,375,000	(U)	21,574,375	(U)

Zvi Barzilay	1,061,140	41,428,753	1,874,992	(E)
			675,500	(U)	10,663,762	(U)

Joel H. Rass- man	410,000	15,386,033	983,500	(E)	29,377,940	(E)
			306,500	(U)	4,692,698	(U)

(1)	The Company has never issued SARs.

(2)	All share and per share amounts have been adjusted to reflect a two-for-one stock split distributed on July 8, 2005.

(3)
Represents, with respect to each share, the closing price of $36.91 per share of the Company’s common stock as reported on the NYSE on the last trading day of the Company’s 2005 fiscal year, less the exercise price payable for the share.

Securities Authorized for Issuance Under Equity Compensation Plans (1)

The following table provides information as of October 31, 2005 with respect to compensation plans (including individual compensation arrangements) under which the Company’s equity securities are authorized for issuance.

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights (in thousands) (a)	Weighted- average exercise price of outstanding options, warrants and rights (b)	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))(2) (in thousands) (c)

Equity compensation plans
approved by security holders	26,155	$11.04	6,161

Equity compensation plans not
approved by security holders

Total	26,155	$11.04	6,161

(1)	All share and per share amounts have been adjusted to reflect a two-for-one stock split distributed on July 8, 2005.

(2)
The Company’s Stock Incentive Plan (1998) provides for automatic increases each November 1 in the number of shares available for grant by 2.5% of the number of shares issued (including treasury shares). This plan restricts the number of shares available for grant in a year to a maximum of ten million shares.

Back to Contents

Compensation Committee Interlocks and Insider Participation

The Executive Compensation Committee administers the Cash Bonus Plan, the Executive Officer Cash Bonus Plan, the Company’s stock option plans (in some cases along with the Board of Directors), the Stock Award Deferral Plan and the Supplemental Executive Retirement Plan, and determines the salaries of the Chief Executive Officer, the Chief Operating Officer and Chief Financial Officer. The only individuals who served as a member of the Executive Compensation Committee during the fiscal year ended October 31, 2005 are the current members of the committee. The current members of the Executive Compensation Committee are Carl B. Marbach and Stephen A. Novick, both of whom are independent directors and neither of whom has had any relationship requiring disclosure by the Company under Item 404 of Regulation S-K or ever served as an officer of the Company or any of its subsidiaries.

PERFORMANCE GRAPH

The following graph and chart compares the five-year cumulative total return (assuming an investment of $100 was made on October 31, 2000 and that dividends, if any, were reinvested) from October 31, 2000 to October 31, 2005 for (a) the Company’s common stock, (b) the Standard & Poor’s S&P Homebuilding Index (the “S&P Homebuilding”) and (c) the Standard & Poor’s 500 Composite Stock Index (the “S&P 500”):

October 31,	2000	2001	2002	2003	2004	2005
Toll Brothers, Inc.	100.00	95.88	126.03	226.71	285.23	454.28
S&P Homebuilding	100.00	100.68	138.67	258.80	318.03	430.00
S&P 500	100.00	75.10	63.75	77.01	84.27	91.62

Back to Contents

REPORT OF THE EXECUTIVE COMPENSATION COMMITTEE

Basic Policy Considerations

The Company’s compensation policies with respect to its executive officers, established by the Board of Directors’ Executive Compensation Committee, continue to be based on the principles that, to a significant extent, compensation should reflect the financial performance of the Company and the performance of the executive, and that long-term incentives should be a significant factor in the determination of executive officers’ compensation. The committee sets executive compensation at levels that are sufficiently competitive so that the Company will attract, motivate and retain the highest quality individuals to contribute to the Company’s goals, objectives and overall financial success. The committee attempts to be creative in its choice of methods of compensation that are designed to provide incentives for executive performance that result in continuing improvements in the Company’s financial results, performance or condition, over both the short-term and the long-term, and to encourage continued service to the Company. A significant portion of executives’ incentive compensation is paid in stock options and stock awards in order to align executive and stockholder interests.

The compensation program is comprised of two elements: (a) annual salary and eligibility for short-term incentive awards in the form of cash bonuses; and (b) a long-term incentive program (principally stock options and, and in the case of the Chief Executive Officer, a stock-based feature of the Cash Bonus Plan) where the level of compensation is dependent on the performance of the Company’s common stock. The details of this compensation program, with specific discussion of the program applicable to the Chief Executive Officer, are set forth below.

Annual Compensation — Executive Officers Other Than Chief Executive Officer

The committee sets compensation of executives other than the Chief Executive Officer by subjective evaluation of the individual performance of each executive, and it considers information concerning compensation of comparable executives; however, salary determinations are not based upon any specific or constant criteria.

Executives other than the Chief Executive Officer are eligible for annual incentive cash bonuses. Specifically, the awards for the Chief Operating Officer and Chief Financial Officer are made under the Company’s Executive Officer Cash Bonus Plan. These awards are not intended to be in addition to market level compensation but, instead, are designed to be a comprehensive component of annual compensation so that a significant part of an executive’s annual compensation is dependent on the committee’s assessment of the executive’s performance based upon a set of goals established for each executive. Goals are established by the committee with respect to the executive’s contributions to the Company’s economic and strategic objectives, the efforts required of the executive and the executive’s ability to develop, execute and implement short-term and long-term corporate goals. In addition to the portion of compensation attributable to the executive meeting the individual performance-based goals established by the committee, a significant part of an executive’s annual compensation is also dependent upon Company performance.

Long-Term Compensation Stock Options — Executive Officers Other Than Chief Executive Officer

The stock option component of the compensation of executives other than the Chief Executive Officer has been designed to provide such executives with incentives to enhance stockholder value through their efforts. Options are granted at fair market value on the date of grant and generally vest over a number of years, usually not fewer than four. The options have significant restrictions on the executive’s ability to exercise the options and sell the shares acquired upon exercise without the appropriate consent of the Company. No constant criteria are used year to year in the granting of stock options. The committee makes a subjective determination of the effectiveness of the executive and the extent of the executive’s contributions to the Company’s success and, based on that determination, awards stock options to deserving executive officers. Because the options are

Back to Contents

granted with exercise prices equal to the fair market value of the underlying common stock on the date of grant, any value that ultimately accrues to the executive is based entirely upon the Company’s performance, as perceived by investors who establish the market price for the common stock.

2005 Compensation for Chief Executive Officer

In 1990, the Board of Directors decided that salary, bonus and option grants for the Company’s Chief Executive Officer, Robert I. Toll, should be determined pursuant to objective measurements, including appropriate performance criteria in addition to compensation that reflects information concerning compensation of comparable executives. Since 1995, the base salary for Robert I. Toll has been determined by a formula intended to increase his base salary by no less than the increase in the Consumer Price Index (using U.S. Department of Labor definitions) and by no more than the average percentage increase in compensation of the five highest percentage compensation increases of the Company’s next ten most highly compensated employees for the adjustment year. From 1998 through 2002, Mr. Toll agreed to limit his base salary to $1,000,000. For fiscal 2003 and 2004, the committee awarded Mr. Toll an annual base salary of $1,150,000 and $1,300,000, respectively. Mr. Toll volunteered to waive his base salary increase for fiscal 2005 and fiscal 2006, meaning his base salary for each of those fiscal years remains at $1,300,000.

Since 1993, cash bonuses for Mr. Toll have been determined based on formulas contained in the Company’s Cash Bonus Plan, as amended from time to time (the “Cash Bonus Plan”). In 1996, the committee and the Board of Directors determined that, by obtaining the agreement of Mr. Toll to accept his bonus in shares of the Company’s common stock rather than in cash, the interests of the Chief Executive Officer and the stockholders would be further aligned. The committee and the Board of Directors amended the Cash Bonus Plan in 1996, 1998 and 2000, in each case with stockholder approval, to provide that Mr. Toll’s bonuses for fiscal years ended October 31, 1996 through October 31, 2004 would be paid in shares of the Company’s common stock at the fair market value as determined under the respective plans on the respective dates established by the committee in 1996, 1998 and 2000, which payments would be in the form of a stock award (a “stock award feature”) currently under the terms of the Toll Brothers, Inc. Stock Incentive Plan (1998). In fiscal 2004, the Board of Directors and Mr. Toll mutually agreed to reduce the bonus amount Mr. Toll was entitled to under the Cash Bonus Plan for fiscal 2004, by reducing the cash bonus award formula approved by the stockholders and capping stock appreciation in connection with the stock award feature. As a result, Mr. Toll received 655,932 shares pursuant to the capped stock award feature, with a fair market value of $30,402,451, for fiscal 2004. Had the Board of Directors and Mr. Toll not agreed to reduce the cash bonus award formula and cap the stock award feature under the Cash Bonus Plan for fiscal 2004, Mr. Toll would have received 1,073,937 shares with a fair market value of $49,776,980.

At the 2005 Annual Meeting of Stockholders, the stockholders approved an amendment to the Cash Bonus Plan to provide that Mr. Toll would be entitled to receive cash bonus awards (before adjustment for the stock award feature, revised as described below) for fiscal years ended October 31, 2005, October 31, 2006 and October 31, 2007, in an amount equal to the sum of (1) 1.5% of the Company’s income before income taxes (as defined in the Cash Bonus Plan) in excess of 10% and up to 20% of shareholders’ equity of the Company as of the end of the preceding fiscal year, plus (2) 2.25% of the Company’s income before income taxes in excess of 20% and up to 30% of shareholders’ equity of the Company as of the end of the preceding fiscal year, plus (3) 3.5% of the Company’s income before income taxes in excess of 30% of shareholders’ equity of the Company as of the end of the preceding fiscal year. In addition, for each of the fiscal years ending October 31, 2005, October 31, 2006 and October 31, 2007, the cash bonus award would be adjusted pursuant to a revised stock award feature, as follows: (a) the cash bonus award would be converted into shares by dividing the cash bonus award by the closing price of the Company’s common stock on the New York Stock Exchange (“NYSE”) on the last trading day of the Company’s 2004 fiscal year, October 29, 2004, which was $23.175 per share (adjusted for the July 2005 stock split) (the “Award Conversion Price”) and (b) the number of shares calculated in clause (a) would then be

Back to Contents

multiplied by the closing price of the Company’s common stock on the NYSE on the last trading day of the fiscal year for which the bonus is being calculated (the “Stock- Adjusted Bonus Value”). The Stock-Adjusted Bonus Value, subject to the limitations outlined below, would be paid 60% in cash, with the remaining 40% being paid in shares of the Company’s common stock, calculated by dividing 40% of the Stock-Adjusted Bonus Value by the closing price of the Company’s common stock on the NYSE on the last trading day of the fiscal year for which the Stock Adjusted Bonus Value is being calculated. Under the 2005 amendment to the Cash Bonus Plan, the price of the Company’s common stock used in determining the Stock-Adjusted Bonus Value may not exceed 160% of the Award Conversion Price, or $37.08, and the Stock-Adjusted Bonus Value would be capped at 2.9% of the Company’s pre-tax/pre-bonus income for the fiscal year as to which the Stock-Adjusted Bonus Value is being calculated.

As approved by the stockholders in 2005, Mr. Toll would have received under the Cash Bonus Plan a Stock-Adjusted Bonus Value for fiscal 2005 of $39,154,480. On December 7, 2005, with the committee’s approval, the Company and Mr. Toll mutually agreed, in an amendment to the Cash Bonus Plan (the “Plan Amendment”), to reduce the Stock Adjusted Bonus Value for fiscal 2005 otherwise applicable under the Cash Bonus Plan. The Plan Amendment provides for a cap on the Stock-Adjusted Bonus Value payable to Mr. Toll under the Cash Bonus Plan for fiscal 2005 equal to $27,322,547 (the highest of the probable Stock-Adjusted Bonus Values projected for fiscal 2005, as presented to the Board of Directors of the Company at its October 21, 2004 meeting). Mr. Toll’s fiscal 2005 Stock Adjusted Bonus Value, as capped by the Plan Amendment, is payable 60% in cash and 40% in shares of the Company’s common stock, calculated by dividing 40% of $27,322,547 by $36.91 (the closing price of the Company’s common stock on the NYSE on the last day of fiscal 2005).

The Plan Amendment also provides that, with respect to the Company’s fiscal years ending October 31, 2006 and October 31, 2007, in the event, as of the last day of either such fiscal year, the closing price of the Company’s common stock on the NYSE is equal to or less than $36.91, and greater than or equal to the Award Conversion Price, the cash bonus award under the Cash Bonus Plan will not be adjusted as described above to achieve a Stock-Adjusted Bonus Value. Under these circumstances, Mr. Toll would only be entitled to a bonus equal to the cash bonus value for such fiscal year, payable 60% in cash and 40% in shares of the Company’s common stock, calculated by dividing 40% of the cash bonus value payable for such fiscal year by $36.91. The cash bonus award payable for such fiscal year will be capped at 2.9% of the Company’s pre-tax/pre-bonus income for the fiscal year for which the cash bonus award is being calculated.

The Plan Amendment further provides that, with respect to the Company’s fiscal years ending October 31, 2006 and October 31, 2007, in the event, as of the last day of either such fiscal year, the closing price of the Company’s common stock on the NYSE is greater than $36.91, or less than the Award Conversion Price, the cash bonus award will be adjusted as described above to achieve a Stock-Adjusted Bonus Value, payable 60% in cash, and 40% in shares of the Company’s common stock, calculated by dividing 40% of the Stock Adjusted Bonus Value payable for such fiscal year by the closing price of the Company’s common stock on the NYSE on the last trading day of the fiscal year for which the Stock Adjusted Bonus Value is being calculated. The Stock Adjusted Bonus Value payable under these circumstances will be capped at 2.9% of the Company’s pre-tax/pre-bonus income for the fiscal year for which the Stock Adjusted Bonus Value is being calculated. In addition, if the closing price of the Company’s common stock on the NYSE on the last day of such fiscal year is greater than $36.91, the Stock-Adjusted Bonus Value payable to Mr. Toll for such fiscal year shall also be capped at an amount that does not exceed the cash bonus award for such fiscal year by a greater percentage than the fiscal year end price per share exceeds $36.91.

The Cash Bonus Plan is intended to provide bonuses that will be treated as “performance based compensation” exempt from the limitations on deductibility imposed under Section 162(m) of the Code.

Back to Contents

Deferred Compensation Plan

The Company has a non-qualified deferred compensation plan that permits a select group of “management or highly compensated employees” as defined by the Employee Retirement Income Security Act of 1974, as amended, to voluntarily defer receipt of a portion of their compensation. The deferred compensation earns various rates of return depending upon when and how long the compensation is deferred.

Supplemental Executive Retirement Plan

The Company, in October 2004, established a Supplemental Executive Retirement Plan in the nature of a defined benefit retirement plan, effective as of September 1, 2004. The plan covers the three named executive officers. In addition, Bruce E. Toll was named a participant upon execution of an Advisory and Non-Competition Agreement.

Stock Award Deferral Plan

The Company has an unfunded Stock Award Deferral Plan pursuant to which a select group of management, highly compensated employees and directors may have the opportunity to defer receipt of shares of stock and corresponding recognition of compensation income attributable to certain stock based compensation awards, including shares issuable pursuant to stock options and stock awards granted under other stock based compensation plans of the Company.

Internal Revenue Code Section 162(m)

Section 162(m) of the Code generally disallows a tax deduction to a public company for compensation over $1 million paid to certain “covered employees” (its chief executive officer or any of its four other most highly compensated executive officers). Performance-based compensation will not be subject to the deduction limitation if certain requirements set forth in the Code and applicable Treasury Regulations are met. While the Company generally structures its compensation plans applicable to these covered employees to comply with the performance-based compensation exemption requirements of Section 162(m), corporate objectives may not always be consistent with the requirements for full deductibility. Accordingly, the Board of Directors and the Executive Compensation Committee reserve the authority to award non-deductible compensation to the Company’s executive officers as they deem appropriate. During fiscal year 2005, all cash compensation paid, except for $300,000, was deductible under Section 162(m).

The committee also annually reviews its charter, reports to the Board of Directors on its performance and conducts a committee self-assessment process.

Respectfully submitted on December 15, 2005, by the members of the Executive Compensation Committee of the Board of Directors.

                             Carl B. Marbach (Chairman)
                             Stephen A. Novick

REPORT OF THE AUDIT COMMITTEE

The Audit Committee of the Board of Directors (the “Audit Committee”) oversees the Company’s financial reporting process on behalf of, and reports to, the Board of Directors. Management has the primary responsibility for the financial statements and the reporting process including the system of internal control. In fulfilling its oversight responsibilities, the Audit Committee reviewed the Company’s audited financial statements for the year ended October 31, 2005 with management, including a discussion of the quality, not just the acceptability, of accounting principles, the reasonableness of significant judgments, and the clarity of disclosures in the financial statements. The Audit Committee reviewed with Ernst & Young LLP, the Company’s independent registered public accounting firm, which is responsible for expressing an opinion on the conformity of the Company’s audited financial statements with U.S. generally accepted accounting

Back to Contents

principles, their judgment as to the quality, not just the acceptability, of the Company’s accounting principles and such other matters as are required to be discussed with the Audit Committee under U.S. generally accepted auditing standards (including Statement on Auditing Standards No. 61). In addition, the Audit Committee reviewed with the independent registered public accounting firm its independence from the Company and the Company’s management, including the matters in the written disclosures required by the Independence Standards Board (including Independence Standards Board Standard No. 1, Independence Discussions with Audit Committees), and reviewed and approved the compatibility of non-audit services with the auditors’ independence. The Audit Committee reviewed the services provided by Ernst & Young LLP and approved the fees paid to Ernst & Young LLP for fiscal 2005.

The Audit Committee met in person four times during fiscal year 2005. In the course of the meetings, the Audit Committee discussed with the Company’s internal auditors and the independent registered public accounting firm the overall scope and plans for their respective audits. The Audit Committee met with the internal auditors and the independent registered public accounting firm, with and without management present, to discuss the results of their examinations, their evaluations of the Company’s systems of internal control, and the overall quality of the Company’s financial reporting. The Audit Committee reviewed the Company’s internal controls and, consistent with Section 302 of the Sarbanes- Oxley Act of 2002 and the rules adopted thereunder, met with management and the auditors prior to the filing of officers’ certifications required by that statute to receive any information concerning (a) significant deficiencies in the design or operation of internal control over financial reporting which could adversely affect the Company’s ability to record, process, summarize and report financial data and (b) any fraud, whether or not material, that involves management or other employees who have a significant role in the Company’s internal control over financial reporting. The Audit Committee received reports throughout the year on the progress of the review of the Company’s internal controls for compliance with the requirements of Section 404 of the Sarbanes-Oxley Act of 2002 and the rules promulgated thereunder. The Audit Committee obtained periodic updates from management on the process and reviewed management’s and the independent registered public accounting firm’s evaluation of the Company’s system of internal control to be included in the Annual Report on Form 10-K for the fiscal year ended October 31, 2005 to be filed with the Securities and Exchange Commission. The Audit Committee’s Chairman held separate telephonic discussions with the independent registered public accounting firm and management prior to each release of Company quarterly and annual financial information or the filing of any such information with the SEC.

In reliance on the reviews and discussions referred to above, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in the Annual Report on Form 10-K for the fiscal year ended October 31, 2005 for filing with the SEC. The Audit Committee’s recommendation was considered and approved by the Board of Directors. The Audit Committee also re-appointed, subject to stockholder approval, Ernst & Young LLP as the Company’s independent registered public accounting firm for the 2006 fiscal year.

The Audit Committee also annually reviews its charter, reports to the Board of Directors on its performance and conducts a committee self-assessment process.

Respectfully submitted on December 15, 2005, by the members of the Audit Committee of the Board of Directors.

                             Paul E. Shapiro (Chairman)
                             Edward G. Boehne
                             Roger S. Hillas
                             Carl B. Marbach

Back to Contents

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934 and the regulations thereunder require certain of the Company’s officers, as well as the Company’s directors and persons who own more than ten percent of a registered class of the Company’s equity securities (collectively, the “reporting persons”) to file reports of ownership and changes in ownership with the SEC and to furnish the Company with copies of these reports. Based on the Company’s review of the copies of these reports received by it, and written representations received from reporting persons, the Company believes that all filings required to be made by the reporting persons for the period November 1, 2004 through October 31, 2005 were made on a timely basis.

CERTAIN TRANSACTIONS

In order to help provide for an orderly market in the Company’s common stock in the event of the death of either Robert I. Toll or Bruce E. Toll (the “Tolls”), or both of them, the Company and the Tolls entered into agreements in 1995 in which the Company agreed to purchase from the estate of each of the Tolls $10 million of the Company’s common stock (or a lesser amount under certain circumstances), at a price equal to the greater of fair market value (as defined) or book value (as defined). Each of the Tolls agreed to allow the Company to purchase $10 million of life insurance on his life. In addition, each of the Tolls granted to the Company, at no cost to it, an option to purchase up to an additional $30 million (or a lesser amount under certain circumstances) of common stock from his estate. In May 2005, these agreements with Robert I. Toll and Bruce E. Toll were terminated by mutual consent of the Company and the Tolls and the insurance policy on the life of Bruce E. Toll was cancelled. The insurance policy on the life of Robert I. Toll expired in October 2005.

In addition to the performance of their duties for the Company, the Tolls, either jointly or independently, have engaged, and continue to engage, in certain other businesses in real estate. These businesses include the purchase, sale and management of townhome, apartment, condominium, commercial and industrial real estate projects for rental. The Company leases, at what it believes to be competitive market rates, office space from a business controlled by Robert I. Toll, Bruce E. Toll, Zvi Barzilay and Joel H. Rassman. During the last fiscal year, the Company paid to such business approximately $66,618 in rent. The Company also leases, at what it believes to be competitive market rates, two apartments in an apartment complex owned by a business controlled by Robert I. Toll and Bruce E. Toll. The apartments were leased by the Company during fiscal 2005 for use by outside consultants and the lease agreements expire in March 2006. During fiscal 2005, the Company paid $15,690 in rent for the apartments. The Company provided services to other businesses controlled by the Tolls during the fiscal year, which were billed at cost and paid throughout the year in advance with monies deposited with the Company to pay for services provided by the Company to them. These transactions are reviewed and monitored by the Audit Committee. In addition to the foregoing, Mr. Robert I. Toll has agreed, with the approval of the Executive Compensation Committee, to pay for one-half of the cost of an employee of the Company who provides Mr. Toll with investment advice.

To take advantage of commercial real estate opportunities, the Company formed Toll Brothers Realty Trust Group (the “Trust”) in 1998. The Trust is effectively owned one-third by the Company, one-third by Robert I. Toll, Bruce E. Toll (and members of his family), Zvi Barzilay (and members of his family), Joel H. Rassman, and other members of the Company’s senior management, and one-third by the Pennsylvania State Employees Retirement System (collectively, the “Shareholders”). The Shareholders entered into subscription agreements whereby each group had agreed to invest additional capital in an amount not to exceed $9.3 million if required by the Trust. The subscription agreements, which originally were due to expire in August 2005, were extended until August 2006 and the commitment amounts were reduced to a maximum of $1.85 million from each of the parties. At October 31, 2005, the Company had an investment of $6.2 million in the Trust.

Back to Contents

The Company provides development, finance and management services to the Trust and received fees under the terms of various agreements of approximately $2.2 million in fiscal 2005. The Company believes that these transactions were on terms no less favorable than it would have agreed to with unrelated parties. The Company also incurs certain costs on behalf of the Trust for which the Company is reimbursed by the Trust. These fees and reimbursements were paid to the Company throughout the year. The amount due the Company for fees and reimbursements as of October 31, 2005, was approximately $115,500. The largest amount due the Company from the Trust at any time during the last fiscal year was approximately $312,700.

During fiscal 2005, the Company sold a home site to Robert I. Toll for the price of $797,350, representing a $60,465 or 7.5% discount from the normal purchase price. The 7.5% discount was given in accordance with the Company’s policy of providing home purchase discounts to employees.

During fiscal 2005, the Company entered into a contract to build and sell a home to a daughter of Robert I. Toll and her husband, an employee of the Company, for a price of approximately $1,488,600, representing a 3% discount or approximately $46,000 from the normal purchase price. The 3% discount is consistent with the Company’s policy of providing home purchase discounts to immediate family members of Company employees, which was adopted at the beginning of fiscal 2006.

During fiscal 2005, Zvi Barzilay purchased certain materials from the Company at cost, which represented a discount of approximately 15% from what the Company would charge to an outside customer. The total paid by Mr. Barzilay for such materials during fiscal 2005 was approximately $69,200. Mr. Barzilay prepaid for the materials prior to their receipt. Mr. Barzilay is expected to purchase additional materials in fiscal 2006.

Noah Grassi, the husband of Robert I. Toll’s daughter, is employed by the Company as a Project Manager and in fiscal 2005 received $59,838 in base salary and a bonus of $8,510. Mr. Grassi also received normal fringe benefits such as medical insurance, life insurance, disability insurance, contributions to the Company’s 401(k) Plan and auto and gas allowances with an estimated value of approximately $22,198.

Adam Barzilay, the son of Zvi Barzilay, is employed by the Company as a Land Acquisition Manager and in fiscal 2005 received $104,346 in base salary. In addition to his base salary, Mr. Barzilay received a bonus of $10,000 and options for 2,500 shares of the Company’s common stock which vest over four years. Mr. Barzilay also received normal fringe benefits such as medical insurance, life insurance, disability insurance, contributions to the Company’s 401(k) Plan and auto and gas allowances with an estimated value of approximately $25,188.

The Company believes that the compensation paid to each of Messrs. Grassi and Barzilay is equivalent to the compensation it would pay to unrelated individuals for similar positions.

On November 22, 2004, the Company’s mortgage subsidiary made a $333,700 mortgage loan to a non-employee son of Zvi Barzilay. The mortgage loan was made in the normal course of the Company’s mortgage company’s business on terms no more favorable than it would have given to an unrelated borrower. The Company gave Mr. Barzilay’s son a discount on the fees which represented a normal courtesy discount offered to employees and their relatives. This loan was sold by the mortgage subsidiary to an unrelated party on December 1, 2004.

The Audit Committee, concerned with the safety and security of Company executives while traveling on Company business and the extensive amount of time lost due to such travel, approved the chartering, from time to time, for business purposes, of an aircraft that is owned and operated by Grey Falcon, LLC and Grey Falcon Management, L.P., companies solely owned by Robert I. Toll and an affiliate of Robert I. Toll. The charter rates paid by the Company were less than those generally charged in the industry for the same type aircraft. In fiscal 2005 and the period from the end of fiscal 2005 through the date of this proxy statement, Mr. Toll’s companies have received or are entitled to receive fees for chartering the aircraft of approximately $322,744 from the Company.

Back to Contents

Ballard, Spahr, Andrews & Ingersoll, LLP, the law firm of which Richard J. Braemer, a director of the Company, is a partner, acted as counsel to the Company in various matters during fiscal 2005 and was paid aggregate fees of approximately $276,038 during fiscal 2005.

For information regarding certain other transactions, see “Proposal One — Election of Directors for Terms Ending 2009 — Compensation of Directors.”

STOCKHOLDER PROPOSALS FOR THE 2007 ANNUAL MEETING OF STOCKHOLDERS

Stockholders interested in submitting a proposal to be considered for inclusion in the Company’s proxy statement and form of proxy for the 2007 Annual Meeting of Stockholders may do so by following the procedures prescribed by SEC Rule 14a-8. To be eligible for inclusion, proposals must be submitted in writing and received by the Company at the address appearing on the first page of this proxy statement by October 3, 2006.

A stockholder of the Company may wish to have a proposal presented at the 2007 Annual Meeting of Stockholders, but not to have the proposal included in the Company’s proxy statement and form of proxy relating to that meeting. Under the Company’s bylaws, except as otherwise prescribed by the presiding officer, no business may be brought before the annual meeting unless it is specified in the notice of meeting or is otherwise brought before the meeting at the direction of the Board of Directors, by the presiding officer, or by a stockholder entitled to vote who has delivered written notice to the Company (containing certain information specified in the bylaws about the stockholder and the proposed action) not less than 60 or more than 90 days prior to the first anniversary of the preceding year’s annual meeting—that is, with respect to the 2007 Annual Meeting of Stockholders, between December 14, 2006 and January 13, 2007. In addition, any stockholder who wishes to submit a nomination for director to the Board must deliver written notice of the nomination within this time period and comply with the information requirements in the bylaws relating to stockholder nominations. These requirements are separate from and in addition to (a) the SEC requirements referenced above for inclusion of a stockholder proposal in the Company’s proxy statement, and (b) the requirements set forth below for having the Company’s Nominating and Corporate Governance Committee consider a person, who has been recommended by certain stockholders, for nomination as a director. If notice of any such proposal is not submitted in writing and received by the Company at the address appearing on the first page of this proxy statement by December 23, 2006, then such proposal shall be deemed “untimely” for purposes of Rule 14a-4 promulgated under the Securities Exchange Act of 1934 and, therefore, the persons appointed by the Company’s Board of Directors as its proxies will have the right to exercise discretionary voting authority with respect to such proposal.

PROCEDURES FOR NOMINATING OR RECOMMENDING FOR NOMINATION
CANDIDATES FOR DIRECTOR

Any stockholder may submit a nomination for director by following the procedures outlined in Section 2-8 of the Company’s bylaws. In addition, the Nominating and Corporate Governance Committee has adopted a policy permitting stockholders to recommend candidates for director under certain circumstances. The Nominating and Corporate Governance Committee will only consider nominating a candidate for director who is recommended by a stockholder who has been a continuous record owner of at least 1% of the common stock of the Company for at least one year prior to submission of the candidate’s name and who provides a written statement that the holder intends to continue ownership of the shares through the annual meeting of stockholders. Notice must be given to the Nominating and Corporate Governance Committee with respect to a stockholder nominee no more than 150 days and no less than 120 days prior to the anniversary date of this proxy statement. In order to be considered for nomination as a candidate for election as a director at the 2007 Annual Meeting of Stockholders, a candidate recommended by a stockholder shall, at a minimum, possess a background that includes a solid education, extensive business

Back to Contents

experience and the requisite reputation, character, integrity, skills, judgment and temperament, which, in the view of the Nominating and Corporate Governance Committee have prepared him or her for dealing with the multi-faceted financial, business and other issues that confront a Board of Directors of a corporation with the size, complexity, reputation and success of the Company.

HOUSEHOLDING INFORMATION

The SEC permits companies and intermediaries (such as brokers and banks) to satisfy delivery requirements for proxy statements and annual reports with respect to two or more stockholders sharing the same address by delivering a single proxy statement and annual report to those stockholders. This process, which is commonly referred to as “householding,” is intended to reduce the volume of duplicate information stockholders receive and also reduce expenses for companies. While the Company does not utilize householding, some intermediaries may be “householding” our proxy materials and annual report. Once you have received notice from your broker or another intermediary that they will be householding materials to your address, householding will continue until you are notified otherwise or until you revoke your consent. If you hold your shares through an intermediary that sent a single proxy statement and annual report to multiple stockholders in your household, we will promptly deliver a separate copy of each of these documents to you if you send a written request to us at our address appearing on the first page of this proxy statement to the attention of the Director of Investor Relations or by calling (215) 938-8000. If you hold your shares through an intermediary that is utilizing householding and you want to receive separate copies of our annual report and proxy statement in the future, you should contact your bank, broker or other nominee record holder.

SOLICITATION OF PROXIES

The enclosed form of proxy is being solicited on behalf of the Company’s Board of Directors. The Company will bear the cost of the solicitation of proxies for the Meeting, including the cost of preparing, assembling and mailing proxy materials, the handling and tabulation of proxies received, and charges of brokerage houses and other institutions, nominees and fiduciaries in forwarding such materials to beneficial owners. In addition to the mailing of the proxy material, such solicitation may be made in person or by telephone, telegraph or telecopy by directors, officers or regular employees of the Company, or by a professional proxy solicitation organization engaged by the Company.

ANNUAL REPORT ON FORM 10-K

The Company makes available free of charge on www.tollbrothers.com the Company’s annual report on Form 10-K as filed with the SEC. The Company will provide without charge to each person whose proxy is being solicited by this proxy statement, on the written request of any such person, a copy of the Company’s Annual Report on Form 10-K as filed with the SEC for its most recent fiscal year. Such written requests should be directed to Director of Investor Relations, at the address of the Company appearing on the first page of this proxy statement.

By Order of the Board of Directors

Michael I. Snyder
Secretary

Horsham, Pennsylvania
February 1, 2006

Back to Contents

ADDENDUM A

TOLL BROTHERS, INC.

Audit Committee Charter
(As Amended December 15, 2005)

Organization

The audit committee of the Board of Directors shall be comprised of no fewer than three members, such number of members to be designated by the Board of Directors from time to time, each of whom shall meet the independence and experience requirements of the New York Stock Exchange and the independence requirements of Rule 10A-3(b)(i) of the Securities Exchange Act of 1934. At least one member of the committee shall be designated by the Board as an “audit committee financial expert,” as defined in Item 401 of the Securities and Exchange Commission’s Regulation S-K, unless the Board determines that there is no audit committee financial expert on the Committee.

The members of the audit committee shall be appointed by the Board on the recommendation of the nominating and corporate governance committee. Audit committee members may be replaced by the Board.

Statement of Purpose

The audit committee shall provide assistance to the directors in fulfilling their responsibilities relating to (1) the integrity of the Company’s financial statements, (2) the Company’s compliance with legal and regulatory requirements, (3) the independent auditor’s qualifications and independence, and (4) the performance of the Company’s internal audit function and independent auditor. In addition, the audit committee shall prepare the report required by the rules of the Securities and Exchange Commission to be included in the Company’s annual proxy statement.

In effecting its purposes, the audit committee shall maintain free and open communication among the directors, the independent auditor, the internal auditors and the financial management of the Company.

Committee Duties and Responsibilities

The audit committee shall have the responsibility and authority for the appointment (subject, if applicable, to shareholder ratification), compensation, retention, evaluation, termination and oversight of the Company’s independent auditor (including resolution of disagreements between management and the independent auditor regarding financial reporting) that has been engaged for the purpose of preparing or issuing an audit report or performing other audit, review or attest services for the Company, and the independent auditor shall report directly to the audit committee. The audit committee shall pre-approve, either specifically or, where appropriate, by the establishment of a policy with regard thereto, all audit engagement fees and terms, all internal control-related services and all permitted non-audit engagements (including the terms thereof) with the independent auditor, subject to the de minimis exceptions for non-audit services described in Section 10A(i)(1)(B) of the Exchange Act which are approved by the audit committee prior to the completion of the audit. The audit committee shall consult with management, but shall not delegate these responsibilities.

The audit committee shall meet as often as it determines, but not less frequently than quarterly, and shall report regularly to the Board of Directors. The audit committee may form and delegate authority to subcommittees when appropriate, including the authority to grant pre-approvals of audit and permitted non-audit services, provided that decisions of such subcommittee to grant pre-approvals shall be presented to the full audit committee at its next scheduled meeting.

Back to Contents

The audit committee shall have the authority, to the extent it deems necessary or appropriate, to retain outside legal, accounting or other advisors to advise the committee and shall, as appropriate, obtain advice and assistance from such advisors.

The audit committee may request any officer or employee of the Company or the Company’s outside counsel or independent auditor to attend a meeting of the Committee or to meet with any members of, or consultants to, the Committee.

The Company must provide for appropriate funding, as determined by the audit committee, for payment of (1) compensation to the independent auditor engaged for the purpose of preparing or issuing an audit report or performing other audit, review or attest services for the Company; (2) compensation to any outside legal, accounting or other advisors employed by the audit committee, and (3) ordinary administrative expenses of the audit committee that are necessary or appropriate in carrying out its duties.

The audit committee shall meet separately with management, the internal auditors and the independent auditor in separate executive sessions periodically. The audit committee shall also meet periodically in separate executive sessions with only members of the committee present.

The audit committee shall make regular reports to the Board. The audit committee shall annually review the audit committee’s own performance.

The audit committee shall consider and act upon any matters required by law to be acted upon by them and may consider and act upon any other matters deemed appropriate by the committee.

In carrying out its duties and responsibilities, the audit committee believes its policies and procedures should remain flexible, in order to best react to changing conditions and to ensure to the directors and shareholders that the corporate accounting and reporting practices of the Company are in accordance with all requirements and are of the highest quality.

In carrying out its duties and responsibilities, the audit committee, to the extent it deems necessary or appropriate, will:

Review Procedures

1. Review and reassess the adequacy of this Charter annually and recommend any proposed changes to the Board for approval.

2. The audit committee shall (a) meet to review and discuss with management and the independent auditor (i) the Company’s annual audited financial statements and quarterly financial statements, (ii) the Company’s specific disclosures under “Management’s Discussion and Analysis of Financial Condition and Results of Operations”, (iii) the results of the independent auditor’s review of the quarterly financial statements, and (iv) whether to approve the audited financial statements be included in the Company’s Form 10-K; and (b) discuss earnings press releases, including the use of pro-forma or adjusted non-GAAP information, as well as financial information and earnings guidance provided to analysts and rating agencies, provided that such discussion of earnings press releases, financial information and earnings guidance may be general in nature, and the audit committee need not discuss in advance each earnings release or each instance in which the Company may provide earnings guidance.

3. Review with the Company’s independent auditor (a) any audit problems or difficulties and management’s response, (b) any restrictions on the scope of activities or access to requested information, and (c) any significant disagreements with management.

4. Discuss with management, the Company’s internal auditor and the independent auditor:

(a) major issues regarding accounting principles and financial statement presentations, including any significant changes in the Company’s selection or application of accounting principles, the adequacy and effectiveness of the Company’s accounting, financial and internal controls, any recommendations for the improvement of such controls or particular areas where new or more

Back to Contents

detailed controls or procedures are desirable, any special audit steps adopted in light of material control deficiencies and the adequacy of disclosures about changes in internal control over financial reporting;

(b) analyses prepared by the independent auditor and, as appropriate, management setting forth:

(i) significant financial reporting issues and judgments made in connection with the preparation of the financial statements, including analyses of all critical accounting policies and practices to be used,

(ii) the effects of alternative GAAP methods on the financial statements, ramifications of the use of such alternative disclosures and treatments, and the treatment preferred by the independent auditor, and

(iii) other material written communications between the independent auditor and management, such as any management letter or schedule of unadjusted differences;

(c) the effect of regulatory and accounting initiatives, as well as off-balance sheet structures, on the financial statements of the Company, and

(d) the Company’s significant risks and exposures, including major financial risks and exposures, the steps management has taken to monitor and control such risks and exposures, and the Company’s guidelines and policies with respect to risk assessment and risk management.

5. Review and discuss with management (including the director of internal audit) and the independent auditor the report of management on the Company’s internal control over financial reporting and the independent auditor’s attestation of the report prior to the filing of the Company’s Form 10-K, in each case at such time that such report and attestation thereto are required by law.

6. Review disclosures made to the audit committee by the Company’s chief executive officer and chief financial officer during their certification process for the Form 10-K and Forms 10-Q about any significant deficiencies in the design or operation of internal control over financial reporting or material weaknesses therein and any fraud involving management or other employees who have a significant role in the Company’s internal control over financial reporting.

Oversight of the Company’s Relationship with the Independent Auditor

7. Review and evaluate the lead partner of the independent auditor team. Consider issues relating to rotation of lead audit partner.

8. Have a clear understanding with the independent auditor that they are ultimately accountable to the audit committee, as the shareholders’ representatives, and that the audit committee has the ultimate authority in deciding to engage, evaluate, and if appropriate, terminate their services.

9. At least annually, obtain and review with the independent auditor, a report from the independent auditor regarding (a) the independent auditor’s internal quality-control procedures, (b) any material issues raised by the most recent quality-control review, or peer review, of the firm, or by any inquiry or investigation by governmental or professional authorities within the preceding five years respecting one or more independent audits carried out by the firm, and any steps taken to deal with any such issues and (c) all relationships between the independent auditor and the Company delineating the nature and scope of all such relationships and professional services, including the matters in the written disclosures required by Independence Standards Board Standard No. 1, Independence Discussions with Audit Committees. Evaluate the qualifications, performance and independence of the independent auditor, including considering whether the independent auditor’s quality controls are adequate and the provision of non-audit services is compatible with maintaining the auditor’s independence, and taking into account the opinions of management and the internal auditor. The audit committee shall present in its conclusions to the Board and, if so determined by the audit committee, recommend that the Board take appropriate action to satisfy itself of the qualifications, performance and independence of the independent auditor.

Back to Contents

10. Set clear hiring policies for employees or former employees of the Company’s independent auditor.

11. Discuss with the national office of the independent auditor issues on which they were consulted by the Company’s audit team and matters of audit quality and consistency.

12. Meet with the independent auditor and financial management of the Company as necessary to review or discuss the audit scope for the current year and audit procedures to be utilized; at the conclusion of the audit, review the audit results and approaches and financial information included in the financial statements and discuss the auditor’s judgments about the quality, not just the acceptability, of the Company’s accounting principles as applied in its financial reporting, including the matters required to be discussed by Statement on Accounting Standards No. 61.

13. Request assurance from the independent auditor that Section 10A of the Securities Exchange Act of 1934 has been satisfied.

Oversight of the Company’s Internal Audit Department

14. Review and concur with management’s appointment, termination, or replacement of the director of internal audit.

15. Review the significant reports to management prepared by the internal auditing department and management’s responses.

16. Review the internal audit function of the Company including the independence and authority of its reporting obligations, the proposed audit plans for the coming year and the coordination of such plans with the independent auditor. Discuss with the independent auditor and management the internal audit department responsibilities, budget and staffing and any recommended changes in the planned scope of the internal audit.

17. Receive prior to each meeting, a progress report on the proposed internal audit plan, with explanations for any deviations from the original plan.

Other Audit Committee Responsibilities

18. Investigate any matter brought to its attention within the scope of its duties, with the power to utilize inside or outside counsel, or other persons or entities having special competence as necessary, for this purpose if, in its judgment, that is appropriate.

19. Periodically review procedures for (a) the receipt, retention and treatment of complaints received by the Company regarding accounting, internal accounting controls, or auditing matters, and (b) the confidential, anonymous submission by employees of the Company of concerns regarding questionable accounting or auditing matters.

20. Obtain reports from management, the Company’s senior internal auditing executives and the independent auditor that the Company and its subsidiaries and affiliated entities are in conformity with applicable legal requirements, the Company’s Code of Business Conduct and Ethics and the Company’s Code of Ethics for Senior Executive Officers. Review reports and disclosures of affiliated party transactions. Advise the Board with respect to the Company’s policies and procedures regarding compliance with applicable laws and regulations and with the Company’s Code of Business Conduct and Ethics and the Company’s Code of Ethics for Senior Executive Officers.

21. Discuss with management and the independent auditor any correspondence with regulators or governmental agencies and any employee complaints or published reports, which raise material issues regarding the Company’s financial statement or accounting policies.

22. Discuss with the Company’s General Counsel legal matters that may have a material impact on the financial statements or the Company’s compliance policies.

Back to Contents

Limitation of Audit Committee’s Role

While the audit committee has the responsibilities and powers set forth in this Charter, it is not the duty of the audit committee to plan or conduct audits or to determine that the Company’s financial statements and disclosures are complete and accurate and are in accordance with generally accepted accounting principles and applicable rules and regulations. These are the responsibilities of management and the independent auditor.

Back to Contents

ADDENDUM B

TOLL BROTHERS, INC.

Executive Compensation Committee Charter

(As Amended September 8, 2005)

This Charter has been adopted by the Board of Directors of Toll Brothers, Inc. (the “Company”) to govern its Executive Compensation Committee (the “Committee”) which shall have responsibility for the administration of the Company’s stock-based compensation plans with respect to participation therein of the Company’s executive officers, and such other responsibilities as are set out below.

Purposes

The Committee’s principal purposes are (i) to discharge the responsibilities of the Board of Directors relating to the compensation of the Company’s officers in accordance with the provisions of this Charter, including the Committee’s evaluation of, and approval of or recommendations to the Board of Directors with respect to, the plans, policies and programs relating to the compensation of the Company’s officers, subject to approval of the Company’s stockholders in those instances where stockholder approval is required by applicable laws or regulations of governmental authorities or applicable rules of the New York Stock Exchange (“NYSE”) or any other stock exchange where the Company’s securities are from time to time listed (collectively, “Applicable Requirements”), and (ii) to produce an annual report on executive compensation for inclusion in the Company’s proxy statement in accordance with Applicable Requirements.

Committee Membership

The Committee shall consist of the number of members fixed from time to time by the Board of Directors, but shall at all times consist of not less than two members. The Committee shall have a chairperson(s) who shall be appointed by the Board of Directors. Each member of the Committee shall be a member of the Board of Directors who satisfies any Applicable Requirement, including any “independence” requirements of the NYSE from time to time in effect and applicable to the Company, and all applicable requirements to be treated as a “non-employee” director for purposes of Rule 16b-3 under the Securities Exchange Act of 1934, as amended, and as an “outside” director for purposes of Section 162(m) of the Internal Revenue Code of 1986.

The members of the Committee shall be appointed by the Board of Directors. The members of the Committee may be removed by the Board of Directors.

Committee Authority and Responsibilities

The Committee shall annually review and approve corporate goals and objectives relevant to the compensation of the Company’s Chief Executive Officer (the “CEO”), evaluate the CEO’s performance in light of those goals and objectives, and set the CEO’s compensation level based on this evaluation. In determining the long-term incentive component of the CEO’s compensation, the Committee will consider the Company’s performance and relative stockholder return, the value of similar incentive awards to CEOs at comparable companies, and the awards given to the CEO in past years.

The Committee shall annually review and approve, for the CEO and each of the other executive officers and any other officers recommended by the Board of Directors, as applicable, the following: the annual base salary level; the annual incentive opportunity level, the long-term incentive opportunity level; the provisions of any employment agreement, severance arrangement or change-in-control agreement; and any special or supplemental benefits. The Committee shall make recommendations to the Board of Directors with respect to incentive-compensation plans and equity-based plans. The Committee shall have the sole authority to retain and terminate any compensation consultant retained to assist in the evaluation of the compensation of the Company’s

B-1

Back to Contents

directors and officers, including the CEO, and shall have sole authority to approve the fees and other terms applicable to the engagement of each such consultant so retained. The Committee shall also have authority to obtain advice and assistance from internal or external legal, accounting or other advisors.

The Committee shall administer all of the Company’s stock-based compensation plans (except to the extent the Board of Directors serves as administrator under such plans), the Cash Bonus Plan, the Executive Officer Cash Bonus Plan, and the Supplemental Executive Retirement Plan, in each case, in accordance with the terms of the plan and in accordance with Applicable Requirements. Notwithstanding the foregoing, to the extent administration of any plans has been delegated by the Board of Directors to the Management Committee for Employee Retirement and Equity Plans, the Committee shall not act as plan administrator.

The Committee shall be responsible for producing an annual report on executive compensation for inclusion in the Company’s proxy statement relating to its annual meeting of stockholders in accordance with Applicable Requirements.

The Committee shall make regular reports to the Board of Directors.

The Committee shall review and reassess the adequacy of this Charter annually and, upon the completion of each such review, recommend any proposed changes to the Board of Directors for approval.

The Committee shall annually evaluate its own performance and report to the Board of Directors the conclusions of the Committee resulting from such review.

Other than the reports required to be made by the Committee, each of which shall be made by the entire Committee, the Committee may from and delegate authority to one or more subcommittees. Each such subcommittee shall consist of one or more members of the Compensation Committee.

B-2

Back to Contents

ADDENDUM C

TOLL BROTHERS, INC.

Nominating and Corporate Governance Committee Charter
(As Amended December 15, 2005)

This Charter has been adopted by the Board of Directors of Toll Brothers, Inc. (the “Company”) to govern its Nominating and Corporate Governance Committee (the “Committee”), which shall have the authority, responsibility and specific powers described below.

Purposes.     The Committee’s principal purposes are (a) to identify individuals qualified to become members of the Board of Directors and select, or recommend that the Board of Directors select, the director nominees for the next annual meeting of stockholders, (b) to develop and recommend to the Board of Directors a set of corporate governance guidelines applicable to the Company, and (c) to provide an annual report to the Board of Directors which shall include the results of the Committee’s annual evaluation of its performance, all in accordance with applicable laws or regulations of governmental authorities, applicable rules of the New York Stock Exchange (“NYSE”) or any other stock exchange where the Company’s securities are from time to time listed (collectively, “Applicable Requirements”). The Committee shall also consider and act with regard to transactions among or between the Toll Realty Trust, the Company and/or affiliates of the Company.

Goals and Responsibilities.     The Committee shall perform its duties in a manner consistent with the criteria set forth in this Charter for selecting new directors, and shall conduct oversight for the evaluation of the Board of Directors and management.

Criteria for Selecting New Directors.     The Committee, in selecting, or in recommending the selection of, nominees for directors, shall consider all applicable statutory, regulatory, case law and NYSE requirements with regard thereto, including when appropriate those applicable to membership on the Audit Committee, as well as whatever other criteria it deems appropriate. Candidates shall, at a minimum, possess a background that includes a solid education, extensive business experience and the requisite reputation, character, integrity, skills, judgments and temperament, which, in the Committee’s view, have prepared him or her for dealing with the multi-faceted financial, business and other issues that confront a Board of Directors of a corporation with the size, complexity, reputation and success of the Company.

Committee Member Qualifications.     The members of the Committee shall satisfy any Applicable Requirements, including the “independence” requirements of the NYSE from time to time in effect and applicable to the Company. Committee members shall be appointed and removed by the Board of Directors. A member of the Committee shall be selected by the Board of Directors to serve as the Committee’s chairperson. The Committee may delegate any position of its authority to a subcommittee comprised solely of its members.

Committee Meetings and Reporting.     The Committee shall meet annually, or more frequently if deemed appropriate by its chairpersons or a majority of its members. The Committee shall make regular reports to the Board of Directors.

Board Size and Members.     The Committee shall evaluate from time to time the appropriate size of the Board of Directors and recommend any increase or decrease with respect thereto; recommend any changes in the composition of the Board of Directors so as to best reflect the objectives of the Company and the Board of Directors; establish processes for developing candidates for Board membership, and for the conducting of searches for Board candidates; review candidates recommended by stockholders in accordance with the Committee’s policy for submission of such recommendations; conduct the appropriate and necessary inquiries in the backgrounds and qualifications of possible candidates; and propose a slate of Directors with respect to each class of Directors to be elected at each annual meeting of the Company’s stockholders.

C-1

Back to Contents

Board Compensation.     The Committee shall evaluate and make recommendations to the Board of Directors with respect to compensation of Directors of the Company.

Establish Recommended Corporate Governance Guidelines.     The Committee shall adopt and review, at least annually, corporate governance guidelines consistent with requirements of the NYSE.

Establish Procedures and Policies Regarding the Nominating Functions of the Committee.     The Committee shall establish whatever procedures it deems necessary or appropriate to comply with rules of the Securities and Exchange Commission imposing requirements on nominating committees in connection with the director nominating process.

Board Committees.     The Committee shall review the Board of Directors’ committee structure and recommend to the Board for its approval Directors to serve as members of each committee. The Committee shall review and recommend committee slates annually and shall recommend additional committee members to fill vacancies as needed.

Changes to Corporate Governance Instruments.     Review proposed changes in, and where appropriate, propose changes with respect to, the Company’s governing instruments, including, but not limited to, its Certificate of Incorporation and Bylaws, as such documents relate to corporate governance and succession matters.

Advisors.     The Committee shall have the sole authority to retain and terminate any search firm to be used to identify director candidates, including the sole authority to approve the search firm’s fees and other retention terms. The Committee may also retain counsel of its choice and other advisors which the Committee deems necessary.

Annual Charter Review.     The Committee shall review and reassess the adequacy of this Charter annually and, upon the completion of such review, recommend any proposed changes to the Board of Directors for approval.

Annual Performance Evaluation.     The Committee shall annually review its own performance and report to the Board of Directors the conclusions of the Committee resulting from such review.

Additional Administrative Function.     In addition to the foregoing purposes, duties and responsibilities, the Committee shall also have an administrative function whereby, subject to applicable law, the Committee may act in place of the Board of Directors in situations where immediate action is required, but the matter is of an administrative nature, such that a meeting of the full Board of Directors is not deemed necessary. Some examples of administrative matters include routine financing transactions in the ordinary course of business, loan documents, corporate guarantees and regulatory filings. The Committee shall have the full power and authority of the Board in such administrative situations; provided, however, that examples of actions with respect to which the Committee shall not have the power to act are as follows: (a) amend the Company’s governing instruments, (b) remove directors from the Board, (c) fill vacancies or create new directorships on the Board, (d) authorize any material transaction outside the ordinary course of business, (e) take any actions which have been delegated to another committee of the Board of Directors, (f) take any action requiring the approval of the stockholders of the Company, or (g) take any action to dissolve the Company or sell all or substantially all of the assets of the Company. The Chairman of the Committee shall use his judgment and seek appropriate advice to determine whether a matter is administrative in nature to be acted upon by the Committee, or whether the matter requires consideration by the Board of Directors as a whole.

C-2

TOLL BROTHERS, INC.
PROXY SOLICITED BY THE BOARD OF DIRECTORS
Annual Meeting of Stockholders – March 14, 2006

     The undersigned stockholder of Toll Brothers, Inc. (the “Company”),  revoking all previous proxies, hereby appoints ROBERT I. TOLL AND ZVI BARZILAY, and each of them individually, as the attorney and proxy of the undersigned, with full power of substitution, to vote all shares of common stock of the Company which the undersigned would be entitled to vote if personally present at the 2006 Annual Meeting of Stockholders of the Company to be held at the offices of the Company, 250 Gibraltar Road, Horsham, Pennsylvania, on March 14, 2006, and at any adjournment or postponement thereof. Said proxies are authorized and directed to vote as indicated with respect to the matters specified on the reverse side.

     This proxy is solicited on behalf of the Board of Directors. This proxy, when properly executed, will be voted in the manner directed herein by the undersigned. Unless otherwise specified, the shares will be voted “FOR” the election of the four Director nominees named on the reverse side and “FOR” the approval of Ernst & Young LLP as the Company's independent registered public accounting firm for the 2006 fiscal year. This proxy also delegates discretionary authority to vote with respect to any other business which may properly come before the meeting or any adjournment or postponement thereof.

     (Continued and to be signed on the reverse side)

Back to Contents

ANNUAL MEETING OF STOCKHOLDERS OF
TOLL BROTHERS, INC.

March 14, 2006
COMMON STOCK

Please date, sign and mail
your proxy card in the
envelope provided as soon
as possible

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” ALL DIRECTOR NOMINEES AND “FOR”
PROPOSAL TWO.
PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR
VOTE IN BLUE OR BLACK INK AS SHOWN HERE

1.	FOR all nominees listed (except as marked to the contrary)	Withhold authority to vote for all nominees listed

(INSTRUCTION: To withhold authority to vote for any nominee, strike a line through the nominee's name below.)

Robert S. Blank, Roger S. Hillas, Stephen A. Novick and Paul E. Shapiro.

2.	The approval of Ernst & Young LLP as the Company's independent registered public accounting firm for the 2006 fiscal year.

FOR	AGAINST	ABSTAIN

3.	To transact such other business as may properly come before the Meeting or any adjournment or postponement thereof.

THE UNDERSIGNED HEREBY ACKNOWLEDGES RECEIPT OF THE NOTICE OF ANNUAL MEETING, PROXY STATEMENT AND 2005 ANNUAL REPORT OF TOLL BROTHERS, INC.

Dated: _________________________________________________, 2006

Signature of Stockholder _____________________________________

Signature of Stockholder _____________________________________

NOTE: Please sign this Proxy exactly as name(s) appear(s) in address. Where shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If the signer is a partnership, please sign in partnership name by authorized person.